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                                                                       EXHIBIT 1

                  THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                         5.0% BOND DUE FEBRUARY 14, 2002

                                    ARTICLE I

                     Promise to Pay; Interest; Payment Terms

         1.1 FOR VALUE RECEIVED, The Wendt-Bristol Health Services Corporation (the "Company"), a Delaware corporation, promises to pay to Societe Generale Bank & Trust (the "Holder") or registered assigns, the sum of One Million Swiss Francs (1,000,000), and promises to pay interest on the principal amount of this Bond at the rate of 5.0% per annum from the issuance date hereof until paid. The Company will pay interest quarterly on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 1997, and at maturity. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If not sooner paid in accordance with the terms hereof, the principal of this Bond shall be due and payable on February 14, 2002, at which time the Holder shall surrender this Bond against payment. The Company's obligation to pay interest on the principal hereof shall cease on February 14, 2002 if this Bond is not so surrendered. The Company will pay both principal and interest in Swiss Francs.

         1.2 The Company may, with 90 days notice, prepay this Bond, in whole or in part, without premium or penalty.

         1.3 This Bond is one of a series of Bonds issued by the Company and designated as Series 1.

         1.4 Any payment of interest or principal which is due on a day that is not a business day in the United States of America shall be payable on the next following business day.

         1.5 THIS BOND HAS NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE HOLDER OF THIS BOND PRIOR TO MARCH 27, 1997 CAN RESELL THIS BOND ONLY IF REGISTERED UNDER THE ACT, PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, OR IN TRANSACTIONS EFFECTED IN ACCORDANCE WITH THE PROVISIONS OF RULE 904 OF REGULATION S ADOPTED UNDER THE ACT.

         Additional provisions of this Bond are set forth on the reverse side of this Bond.

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                                           THE WENDT-BRISTOL HEALTH SERVICES
                                           CORPORATION , a Delaware corporation

                                           By: /s/ Marvin D. Kantor
                                               --------------------------------
                                               Name: Marvin D. Kantor
                                               Title: Chairman


Issue Date:  February 14, 1997

         1.6 The Company shall keep at its office a register in which the Company shall provide for the registration of the Bond and for the registration of transfer and exchange of this Bond. The holder of this Bond may, either in person or by duly authorized attorney, surrender the same for registration of transfer or exchange at the office of the Company and, without expense to the Holder (except for taxes or governmental charges imposed in connection therewith), receive in exchange therefor, a Bond in such denomination or denominations as the Holder may request, dated as of the date to which interest has been paid on the Bond so surrendered for transfer or exchange, for the same aggregate principal amount as the then unpaid principal amount of the Bond so surrendered for transfer or exchange, and registered in the name of such person or persons as may be designed by the Holder. Each Bond presented or surrendered for registration of transfer or exchange shall be duly endorsed, or shall be accompanied by a written instrument of transfer, satisfactory in form to the Company, duly executed by the Holder of this Bond so made and delivered in exchange for this Bond shall in all other respects be in the same form and have the same terms as this Bond. No transfer or exchange of this Bond shall be valid unless made in the foregoing manner at such office in compliance with the requirements of Regulation S adopted under the Act.

                                   ARTICLE II

                                 Negative Pledge

         2.1 From the date hereof and continuing until such time as the Series 1 Bonds are paid in full, the Company shall not grant, nor permit The Wendt-Bristol Companies, as defined in Section 2.2(a), to grant, any Lien, as defined in Section 2.2(b), in or against the Identified Assets, as defined in
Section 2.2(c). Nothing herein, however, shall prohibit any Lien in or against the Identified Assets which: (i) existed on or before date of this Bond, (ii) non-consensual Liens which arise by operation of law or otherwise, such as by way of example and not in limitation, liens arising in connection with workers' compensation obligations, retirement plan obligations, unemployment insurance obligations, tax liens, judgment liens, (iii) Purchase Money Security Interests, as defined in Section 2.2(d) below, or (iv) Liens granted in substitution of any Lien permitted herein, but only if the maximum amount secured does not exceed the amount secured thereon immediately prior to the substitution.

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         2.2      As used in this Bond:

                  (a) "The Wendt-Bristol Companies" shall mean The Wendt-Bristol Company, Wendt-Bristol Home Health Care Company, American Living Centers, Inc., American Care Center, Inc., Ethan Allen Care Center, Inc., Health America, Inc., Wendt-Bristol Diagnostics Company, Wendt-Bristol Diagnostics Company, L.P.

                  (b) "Liens" shall mean security interests, liens or encumbrances.

                  (c) "Identified Assets" shall mean, with respect to the Company and each of The Wendt-Bristol Companies, "Accounts," as defined in Section 1309.01(A)(15) of the Ohio Revised Code, and "Inventory," as defined in
                           Section 1309.07 of the Ohio Revised Code. In addition, in the event that the total outstanding principal of all bonds issued as part of the Series 1 Bonds exceeds 5,000,000 Swiss Francs at any time, and during the continuance thereof, then Identified Assets shall also include "Equipment," as defined in
                           Section 1309.07 of the Ohio Revised Code. The Company and each of The Wendt-Bristol Companies shall have the right to grant Liens in and against the Equipment at any and all times that the Equipment is not included as Identified Assets, which Liens shall be deemed to be existing as of the date of this Bond.

                  (d) "Purchase Money Security Interest" shall have the meaning as set forth in Section 1309.05 of the Ohio Revised Code.

         2.3 This Bond, along with all bonds issued as Series 1 Bonds, are general unsecured obligations of the Company limited to the principal amount and accrued interest.

         2.4 Notwithstanding anything herein to the contrary, each of the Wendt-Bristol Companies shall have the right to sell Accounts pursuant to existing agreements binding upon any Wendt-Bristol Company until the earlier of
(i) May 31, 1997, and (ii) the date upon which such existing agreements terminate, provided, however, that until such termination the Company shall set aside in a separate and segregated bank account from the proceeds of the Series 1 Bonds an amount equal to the estimated outstanding balance of advances received under such agreements.

                                   ARTICLE III

                        Default; Remedies; Miscellaneous

         3.1 If the Company fails to pay any amount payable under this Bond within 30 days after the Company receives written notice thereof from the Holder setting forth such

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failure and demanding payment, the Lender may immediately exercise any right, power or remedy permitted to the Lender by law or agreement.

         3.2 A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under this Bond or for any claim based on, or in respect or by reason of, such obligations or their creation. The Holder by accepting this Bond waives and releases all such liability. The waiver and release are part of the consideration of the issuance of this Bond.

         3.3 This Bond shall be governed by the laws of the State of Ohio (U.S.A). This Bond embodies the entire agreement between the Company and the Holder regarding the terms of the loan evidenced by this Bond, and supersedes all oral statements and prior writings relating to that loan.

         3.4 All notices, certificates, requests or other communications hereunder shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate party at its address set forth below. The Company or the Holder may, by notice given hereunder, designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

         If to the Company     The Wendt-Bristol Health Services Corporation
                               Two Nationwide Plaza
                               280 North High Street, Suite 760
                               Columbus, Ohio, 43215
                               U.S.A.
                               Attn:  President


                  ********************************************

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                                                                    SCHEDULE 1
                                                                    TO EXHIBIT 1

                                 SERIES 1 BONDS

         The terms and conditions of the Series 1 Bonds are identical to those set forth in Exhibit 1, except for the amount of principal. The remaining bonds were issued in the following amounts of principal:

         1) Bonds No. 2 and No. 3 = Five Hundred Thousand Swiss Francs (Fr 500,000) each;

         2) Bonds No. 4 - No. 33 = One Hundred Thousand Swiss Francs (Fr 100,000) each.

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